Exhibit 99.1

FOR IMMEDIATE RELEASE

•  GLOBAL HEADQUARTERS:

200 INNOVATION WAY,

AKRON, OHIO 44316-0001

•  MEDIA WEBSITE:

WWW.GOODYEARNEWSROOM.COM

•  MEDIA CONTACT:

DOUG GRASSIAN

330.796.3855

DOUG_GRASSIAN@GOODYEAR.COM

•  ANALYST CONTACT:

CHRISTIAN GADZINSKI

330.796.2750

CHRISTIAN_GADZINSKI@GOODYEAR.COM

NEWS RELEASE

GOODYEAR ANNOUNCES COST SAVINGS ACTIONS

AKRON, Ohio, Jan. 27, 2023 – The Goodyear Tire & Rubber Company today announced cost savings actions in response to a challenging industry environment and cost pressure driven by inflation.

Planned rationalization and workforce reorganization would result in an approximately 5% reduction in salaried staff globally, or about 500 positions.

“Our fourth quarter results fell short of our expectations given a significantly weaker industry backdrop, particularly in Europe,” said Richard J. Kramer, chairman, chief executive officer and president. “While our businesses have performed at a high level through the volatility of the past several years, the uncertain near-term macroeconomic outlook and continuing impacts of inflation make these difficult actions necessary to position our business for future success.”

Global replacement tire industry demand remained weak in the fourth quarter, led by a 12% decline in EMEA. When coupled with the impacts of inflation — including significant increases in energy costs — the Company expects its EMEA business unit to report a fourth quarter segment operating loss of approximately $80 million. EMEA had reported positive segment operating income since the second quarter of 2020.

While raw material and certain other input costs have declined recently, the Company seeks to drive efficiencies to help offset inflation in other areas like wages and benefits.

The rationalization and reorganization are expected to be completed during the first and second quarters with a portion in international businesses subject to required consultation with relevant stakeholders. These actions are in addition to cost synergies related to the integration of Cooper Tire.

The Company expects to record pre-tax charges associated with these actions of approximately $55 million, primarily relating to cash severance payments that are expected to be substantially paid during the first half of 2023. The rationalization and reorganization will result in a quarterly run-rate benefit of approximately $15 million beginning in the second quarter. Savings in the first quarter are expected to be $5 million.

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These actions follow the Company’s earlier announced plans to close its Melksham, United Kingdom, manufacturing facility and exit its TrenTyre retail operations in South Africa to support EMEA’s overall competitiveness.

The Company will report fourth quarter and full-year 2022 financial results after market close on Wednesday, Feb. 8, followed by an investor conference call at 8:30 a.m. EST on Thursday, Feb. 9.

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; the impact on us of the COVID-19 pandemic; increases in the prices paid for raw materials and energy; inflationary cost pressures; delays or disruptions in our supply chain or the provision of services to us; changes in tariffs, trade agreements or trade restrictions; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; work stoppages, financial difficulties, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the Company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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